Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 15, 2019, Winnebago Industries, Inc. (the “Company” or “Winnebago”), through its wholly owned subsidiary Octavius Corporation, entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company, Newmar Corporation (“Newmar Corporation”), Dutch Real Estate Corp. (“Dutch”), New-Way Transport Corp. (“New-Way Transport”), and New-Serv, Inc. (“New-Serv”) (Newmar Corporation, Dutch, New-Way Transport, New-Serv, and Newmar Risk Management, as defined below, collectively “Newmar Acquired Companies”), the shareholders of Newmar Corporation, Dutch, New-Way Transport and New-Serv (the “Sellers”), and the sellers agent, regarding the proposed acquisition of the Newmar Acquired Companies by Winnebago (the “Transaction”).

Newmar Corporation owns all of the issued and outstanding Capital Stock of Newmar Risk Management, Inc. (“Newmar Risk Management”) and Newmar Corporation International (“Newmar International”) (together, “Newmar Corporation and Subsidiaries”). Dutch, New-Way Transport, and New-Serv are related entities of Newmar Corporation (“Newmar Related Entities”).

The Purchase Agreement provides that Winnebago will acquire all of the equity interests of the Newmar Acquired Companies. Following the Transaction, each of the Newmar Acquired Companies will be an indirect wholly-owned subsidiary of Winnebago.

Subject to the terms and conditions of the Purchase Agreement, as consideration for the acquisition of the Newmar Acquired Companies, Winnebago will, at the close of the Transaction, (i) pay in cash to the Sellers $270.0 million, subject to an upward adjustment (the “Base Cash Amount”) and (ii) transfer to the Sellers an aggregate of 2,000,000 shares of common stock of Winnebago, par value $0.50 per share, valued at a price per share based on the volume weighted average share price of Winnebago of the 5 trailing business days prior to the closing date of the Transaction (the “Closing Stock Consideration”). If the aggregate value of the Closing Stock Consideration is not sufficient for the sum of the Base Cash Amount and the aggregate value of the Closing Stock Consideration to equal at least $330.0 million at the closing, then the amount of cash included in the Base Cash Amount shall be increased so that the sum of the Base Cash Amount and the Closing Stock Consideration is equal to $330.0 million. The Purchase Agreement also calls for a floor to Winnebago stock price of $20 per share, at which point Winnebago has a right to terminate the Transaction.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transaction and the other activities contemplated by the Purchase Agreement based on the historical financial position and results of operations of Winnebago and Newmar Corporation and Subsidiaries. In addition, the unaudited pro forma condensed combined financial information gives pro forma effect to the issuance of $300.0 million in aggregate principal amount of convertible notes in a private placement. The unaudited pro forma condensed combined financial information gives effect to the Transaction and the debt issuance as if they had been completed on August 31, 2019, for balance sheet purposes and August 26, 2018, for statement of income purposes.

The fiscal year end of Newmar Acquired Companies, which is December 31, has been conformed to the fiscal year end of Winnebago, which is the last Saturday in August, for the purpose of presenting the unaudited pro forma condensed combined financial statements, pursuant to Rule 11-02(c) (3) of Regulation S-X, because the fiscal year ends differed by more than 93 days.

The unaudited pro forma condensed combined financial information is presented as follows:

•                  the unaudited pro forma condensed combined balance sheet as of August 31, 2019, prepared based on (i) the historical audited consolidated balance sheet of Winnebago as of August 31, 2019 and (ii) the historical unaudited consolidated balance sheet of Newmar Corporation and Subsidiaries as of June 30, 2019; and

•                  the unaudited pro forma condensed combined statement of income for the year ended August 31, 2019 prepared based on (i) the historical audited consolidated statement of income of Winnebago for the year ended August 31, 2019 and (ii) the historical unaudited consolidated statement of income of Newmar Corporation and Subsidiaries for the trailing twelve months ended June 30, 2019 (see Note 2).

This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the separate (i) audited consolidated financial statements and accompanying notes of Winnebago as of and for the year ended August 31, 2019 included in Winnebago’s Annual Report on Form 10-K that Winnebago filed with the SEC on October 23, 2019, (ii) Newmar Corporation and Subsidiaries’ unaudited consolidated financial statements as of and for the six months ended June 30, 2019 and 2018, and (iii) Newmar Corporation and Subsidiaries’ audited consolidated financial statements as of and for the year ended December 31, 2018.

The pro forma adjustments presented in the unaudited pro forma condensed combined financial statements also include adjustments for the pro forma impact of the Newmar Related Entities, which are not included in the historical Newmar Corporation and Subsidiaries’ financial statements (see Notes 6A and 7A). As part of the Transaction, the Company acquired three related entities (Newmar Related Entities) that are not included in the audited financial statements of Newmar Corporation and Subsidiaries, but which provided services to the entities reflected in the consolidated financial statements. The assets and operations of Newmar Related Entities were not material to the Company or the overall acquisition. The assets of these entities are primarily related to real estate associated with Newmar Corporation’s manufacturing facilities. The majority of the activities of these entities would have been eliminated in consolidation had these entities been included in financial statements of Newmar Corporation on a combined basis. These entities are reflected in the pro forma financial statements and the assets have been fair valued in arriving at the pro forma balance sheet and income statements. Newmar Related Entities account for less than two percent of the assets and operations of the combined total Company post-acquisition and are not material to the pro forma information or the ongoing financial position or operations of the Company.

The Transaction will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”) with Winnebago being designated as the accounting acquirer of Newmar Acquired Companies. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following:

•                  the alignment of accounting policies and financial statement classifications of Newmar Acquired Companies to those of Winnebago;

•                  application of the acquisition method of accounting in connection with the Transaction; and

•                  new debt financing in an aggregate principal amount of $300 million in connection with the Transaction.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Transaction been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The accompanying unaudited pro forma condensed combined statement of income does not include any pro forma adjustments to reflect certain expected financial benefits of the Transaction, such as tax savings, cost synergies, revenue synergies or restructuring actions which may be achievable, the anticipated costs to achieve these benefits, including the cost of integration activities, or the impact of any non-recurring activity and one-time transaction related costs.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles (“U.S. GAAP”), which are subject to change. Winnebago will be deemed the acquirer for accounting purposes and Newmar Acquired Companies will be treated as the acquiree, based on a number of factors considered at the time of preparation, such as the legal form of the Transaction, relative size (assets, revenues, or earnings), terms of the exchange, relative voting rights in the combined company after the business combination, etc. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Winnebago intends to complete the valuations and other studies upon completion of the Transaction and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the Transaction. The assets and liabilities of Newmar Acquired Companies have been measured based on various preliminary estimates using assumptions that Winnebago believes are reasonable, based on information that is currently available. Accordingly, the valuations are preliminary and have been made solely for the purpose of providing pro forma condensed combined financial information prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Winnebago in all material aspects. Upon completion of the Transaction, Winnebago will perform a detailed review of Newmar Acquired Companies’ accounting policies. As a result of that review, Winnebago may identify additional differences between the accounting policies of the two companies that, when conformed, could have an impact on the financial statements of the combined company.

Additionally, certain financial information of Newmar Corporation and Subsidiaries as presented in its historical financial statements has been reclassified to conform to the historical presentation in Winnebago’s financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information (see Note 8). There were no transactions between Winnebago and the Newmar Acquired Companies during the period presented in the unaudited pro forma condensed combined financial information.

Winnebago Industries, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

August 31, 2019

(In thousands, except per share data)	Winnebago Industries, Inc.	(Note 8) Newmar Corporation and Subsidiaries	Pro Forma Adjustments	Note	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$37,431	$9,963	$(9,963)	6A,6B	$
			254,000	6B
			(280,869)	6B	10,562
Receivables, less allowance for doubtful accounts	158,049	42,166	(51)	6A	200,164
Inventories	201,126	70,477	3,854	6C	275,457
Prepaid expenses and other assets	14,051	2,993	—		17,044
Total current assets	410,657	125,599	(33,029)		503,227
Property, plant, and equipment, net	127,572	14,996	15,155	6A
			7,197	6D	164,920
Other assets:
Goodwill	274,931	—	83,387	6E	358,318
Other intangible assets, net	256,082	—	175,500	6F	431,582
Investment in life insurance	26,846	—	—		26,846
Other assets	8,143	—	—		8,143
Total assets	$1,104,231	$140,595	$248,210		$1,493,036
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$81,635	$17,424	$(82)	6A	$98,977
Income taxes payable	—	1,061	7	6A	1,068
Accrued expenses:
Accrued compensation	20,328	7,709	—		28,037
Product warranties	44,436	15,860	—		60,296
Self-insurance	13,820	570	—		14,390
Promotional	10,896	2,709	—		13,605
Accrued interest	4,059	—	—		4,059
Other	13,678	1,232	—		14,910
Current maturities of long-term debt	8,892	—	—		8,892
Total current liabilities	197,744	46,565	(75)		244,234
Non-current liabilities:
Long-term debt, less current maturities	245,402	11,690	(11,690)	6G
			197,248	6G	442,650
Deferred income taxes	12,032	—	5,084	6H	17,116
Unrecognized tax benefits	3,591	—	—		3,591
Deferred compensation benefits, net of current portion	12,878	—	—		12,878
Other	372	5,584	—		5,956
Total non-current liabilities	274,275	17,274	190,642		482,191
Contingent liabilities and commitments
Redeemable common stock	—	123,740	(123,740)	6I	—
Stockholders’ equity:
Preferred stock, par value $0.01:
Authorized-10,000 shares; Issued-none	—	—	—		—
Common stock, par value $0.50:
Authorized-60,000 shares; Issued-51,776 shares	25,888	—	1,000	6J	26,888
Additional paid-in capital	91,185	8	144,260	6J	235,453
Retained earnings	866,886	(46,992)	36,123	6J	856,017
Accumulated other comprehensive loss	(491)	—	—		(491)
Treasury stock, at cost: 20,262 shares	(351,256)	—	—		(351,256)
Total stockholders’ equity	632,212	(46,984)	181,383		766,611
Total liabilities and stockholders’ equity	$1,104,231	$140,595	$248,210		$1,493,036

Winnebago Industries, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended August 31, 2019

(in thousands, except per share data)	Winnebago Industries, Inc.	(Note 8) Newmar Corporation and Subsidiaries	Pro Forma Adjustments	Note	Pro Forma Combined
Net revenues	$1,985,674	$661,110	$—		$2,646,784
Cost of goods sold	1,678,477	579,774	131	7A
			252	7B	2,258,634
Gross profit	307,197	81,336	(383)		388,150
Selling, general, and administrative expenses	142,295	36,968	(3,829)	7A
			(265)	7B
			(652)	7C	174,517
Amortization of intangible assets	9,635	—	5,533	7D	15,168
Total operating expenses	151,930	36,968	787		189,685
Operating income	155,267	44,368	(1,170)		198,465
Interest expense	17,939	848	20,134	7E	38,921
Non-operating income	(1,581)	—	—		(1,581)
Income before income taxes	138,909	43,520	(21,304)		161,125
Provision for income taxes	27,111	740	4,702	7F	32,553
Net income	$111,798	$42,780	$(26,006)		$128,572
Income per common share:
Basic	$3.55	—	—		$3.83
Diluted	$3.52	—	—		$3.81
Weighted average common shares outstanding:
Basic	31,536	—	2,000	7G	33,536
Diluted	31,721	—	2,000	7G	33,721

Note 1.         Description of the Transaction

Purchase Agreement

On September 15, 2019, Winnebago entered into the Purchase Agreement by and among Winnebago, Newmar Acquired Companies and the Sellers, pursuant to which Winnebago will acquire Newmar Acquired Companies.

Subject to the terms and conditions of the Purchase Agreement, as consideration for the acquisition of Newmar Acquired Companies, Winnebago will, at the close of the Transaction, (i) pay in cash to the Sellers $270 million, subject to an upward adjustment, referred to as the Base Cash Amount and (ii) transfer to the Sellers an aggregate of 2,000,000 shares of common stock of Winnebago, par value $0.50 per share, valued at a price per share based on the volume weighted average share price of Winnebago of the 5 trailing business days prior to the closing date of the Transaction, which is referred to as the Closing Stock Consideration.

If the aggregate value of the Closing Stock Consideration is not sufficient for the sum of the Base Cash Amount and the aggregate value of the Closing Stock Consideration to equal at least $330 million at the closing, then the amount of cash included in the Base Cash Amount shall be increased so that the sum of the Base Cash Amount and the Closing Stock Consideration is equal to $330 million.

Each of the Sellers have also agreed to a lock-up letter agreement that, subject to certain limited exceptions, restricts such Sellers from transferring their shares of Winnebago common stock for one year from closing.

The Purchase Agreement contains certain termination rights, including that either Winnebago or the Sellers may terminate the Purchase Agreement if the Transaction is not completed by January 31, 2020. The Purchase Agreement also provides that Winnebago may terminate the Purchase Agreement if the Company’s stock price falls below $20.00 per share, in which case Winnebago will pay the Sellers a termination fee of $5.0 million. The acquisition is not subject to approval by Winnebago’s shareholders.

Convertible Notes

To finance the acquisition consideration, Winnebago issued $300.0 million aggregate principal amount of convertible notes. The convertible notes will accrue interest at a fixed rate, payable semi-annually, and mature on April 1, 2025, the maturity date. The convertible notes will be convertible, at the holders’ option, in certain circumstances and during specified periods. Conversions of the notes will be settled in cash, shares of Winnebago common stock or a combination of cash and shares of Winnebago common stock (together with cash in lieu of any fractional share, if applicable), at Winnebago’s election. The conversion rate will be subject to adjustment upon the occurrence of certain events. Winnebago cannot redeem the convertible notes at its option prior to the maturity date.

Note 2.         Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and has been derived from the audited and unaudited financial statements of Winnebago and Newmar Corporation and Subsidiaries. The financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the combined results of operations of Winnebago.

The fiscal year end of Newmar Acquired Companies, which is December 31, has been conformed to the fiscal year end of Winnebago, which is the last Saturday in August, for the purpose of presenting pro forma condensed combined financial statements, pursuant to Rule 11-02(c)(3) of Regulation S-X, as the fiscal years differed by more than 93 days. The historical statement of income of Newmar Corporation and Subsidiaries used in the unaudited pro forma condensed combined statement of income for the year ended August 31, 2019 was derived by adding the results from the unaudited consolidated statement of income for the six months ended June 30, 2019 to the results from the audited consolidated statement of income for the year ended December 31, 2018 and removing the results from the unaudited consolidated statement of income for the six months ended June 30, 2018.

The historical balance sheet of Newmar Corporation and Subsidiaries used in the unaudited pro forma condensed combined balance sheet as of August 31, 2019 was the unaudited consolidated balance sheet as of June 30, 2019.

In addition, certain amounts from the historical financial statements of Newmar Corporation and Subsidiaries were reclassified to conform their presentation to that of Winnebago (see Note 8).

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”).

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management’s intended use for those assets.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The allocation of the aggregate transaction consideration, as well as certain amounts relating to the issuance of the convertible notes and the use of proceeds therefrom, used in the unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the effective time of the closing of the Transaction. The final determination of the allocation of the aggregate transaction consideration will be based on the actual tangible and intangible assets and the liabilities of Newmar Acquired Companies at the effective time of the Transaction (see Note 5).

Newmar Acquired Companies’ assets acquired and liabilities assumed will be recorded at their fair value at the transaction date. ASC 805 establishes that the consideration transferred shall be measured at the closing date of the Transaction at the then-current market price. This particular requirement will likely result in a per share equity component that is different from the amount assumed in this unaudited pro forma condensed combined financial information. The preliminary purchase price allocation assumes a common stock price of $49.24, the price at market close on October 23, 2019. The fair value of the Closing Stock Consideration also includes an approximate 5% discount for lack of marketability to reflect the one-year lock-up period on the Closing Stock Consideration. If the price of the Company’s common stock increases or decreases by 10%, the purchase price would increase or decrease by $9.3 million and could impact the purchase price allocation.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the Transaction, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time Transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the Transaction are not included in the unaudited pro forma condensed combined statement of income. For the year ended August 31, 2019, such acquisition-related expenses were $0.7 million. Management has identified an additional $10.9 million of acquisition-related expenses, not yet incurred.

Note 3:        Accounting Policies

Winnebago has completed a preliminary review of significant accounting policies for purposes of the unaudited pro forma condensed combined financial information. None of the accounting policy differences that have been identified and quantified to date are material.

Winnebago adopted the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) on August 26, 2018, utilizing the modified retrospective transition method, whereas Newmar Acquired Companies, as a private company, had not adopted Topic 606 prior to the closing of the Transaction. For the purposes of the unaudited condensed combined pro forma financial statements, the Company did an assessment of Topic 606 and determined that no material adjustments were necessary.

Winnebago will adopt ASU 2016-02, Leases (Topic 842) in the first quarter of Fiscal 2020 using the modified retrospective basis. Newmar Acquired Companies, as a private company, has not adopted Topic 842. As neither Winnebago nor Newmar Acquired Companies have adopted Topic 842, it has not been reflected in the unaudited pro forma condensed combined financial statements.

Upon completion of the Transaction, Winnebago will perform a detailed review of Newmar Acquired Companies’ accounting policies. As a result of that review, Winnebago may identify differences between the accounting policies of the two companies that, when conformed, could have an impact on the consolidated financial statements of the combined company.

Note 4:        Estimated Transaction Consideration

The estimated consideration is calculated as follows (in thousands):

Fair value of Closing Stock Consideration	$93,600
Cash consideration	270,000
Total consideration	$363,600

The estimate of consideration expected to be transferred and reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the Transaction is completed. For purposes of these unaudited pro forma condensed combined financial statements, the market price of Winnebago common stock based on the October 23, 2019 market close of $49.24 was used to calculate the estimate of consideration expected to be transferred. The fair value of the Closing Stock Consideration also includes an approximate 5% discount for lack of marketability to reflect the one-year lock-up period on the Closing Stock Consideration.

Note 5:        Purchase Accounting Adjustments

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Winnebago in the Transaction, reconciled to estimated Transaction consideration (in thousands):

Amounts as of Acquisition Date
Book value of net assets acquired at August 31, 2019:
Newmar Corporation and Subsidiaries	$76,756
Newmar Related Entities	19,629
Total book value of net assets acquired	96,385
Adjusted for:
Elimination of cash not acquired(1)	(14,413)
Elimination of debt not assumed(1)	11,690
Adjusted book value of net assets acquired	93,662
Adjustments to:
Inventories	3,854
Property, plant, and equipment, net	7,197
Other intangible assets, net	175,500
Goodwill	83,387
Estimate of consideration expected to be transferred	$363,600

(1)                                 In accordance with the provisions of the Purchase Agreement, Winnebago will not acquire the historical cash or assume the historical debt of Newmar Acquired Companies. As such, cash and debt were removed from the adjusted book value of net assets acquired.

Note 6:        Balance Sheet Adjustments

The following represents an explanation of the various adjustments to the unaudited pro forma condensed combined balance sheet.

A — Newmar Related Entities

Represents the adjustment to include the assets and liabilities of Newmar Related Entities, net of related entity eliminations, in the unaudited pro forma condensed combined balance sheet.

B — Cash and cash equivalents (in thousands):

Proceeds from new Winnebago debt issuance(1)	$300,000
Net cash paid for the convertible notes call spread overlay(1)	(36,000)
Cash paid for debt issuance costs(1)	(10,000)
Net cash impact of debt issuance	254,000
Cash paid by Winnebago to Sellers	(270,000)
Cash paid for acquisition expenses(2)	(10,869)
Net cash impact of the Transaction	(280,869)
Cash from Newmar Related Entities	4,450
Elimination of Newmar Acquired Companies cash not acquired	(14,413)
Net elimination of Newmar Acquired Companies cash	(9,963)
Total pro forma adjustment to cash and cash equivalents	$(36,832)

(1)                                 Refer to Note 6G.

(2)                                 Refer to Note 2.

C — Inventories

Represents an adjustment of $3.9 million to increase the carrying value of Newmar Acquired Companies’ inventories, for the preliminary estimated fair value, which is based on the expected selling price of inventory to customers and adjusted for related costs of disposal and a reasonable profit allowance for the post-acquisition selling effort. The fair value adjustment to inventories is expected to be recognized in the combined company’s statement of income within 90 days following the consummation of the Transaction.

D — Property, plant, and equipment, net

Represents the adjustment in carrying value of Newmar Acquired Companies’ property, plant, and equipment, net from its recorded net book value to its preliminary estimated fair value. The estimated fair value is expected to be depreciated over the estimated useful lives, generally on a straight-line basis. The preliminary amounts assigned to property, plant, and equipment, net are as follows (in thousands):

	Estimated Life in Years(1)	Historical Carrying Amount	Newmar Related Entities(2)	Fair Value Adjustment	Estimated Fair Value
Land	N/A	$—	$3,091	$859	$3,950
Buildings and leasehold improvements	15 - 19	8,444	9,846	4,520	22,810
Machinery and equipment	6	3,806	—	1,606	5,412
Transportation equipment	5	150	42	83	275
Office furniture and equipment	3 - 9	1,120	420	129	1,669
Construction-in-process	N/A	1,476	1,756	—	3,232
Total property, plant, and equipment, net		$14,996	$15,155	$7,197	$37,348

(1)                                 Represents preliminary estimated life of assets to be acquired.

(2)                                 Certain assets acquired in the Transaction are owned by Newmar Related Entities and are included in the preliminary estimated fair value.

The final determination of fair value of property, plant, and equipment, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of property, plant, and equipment and the purchase price allocation, which is expected to be finalized subsequent to the closing of the Transaction.

The preliminary estimate of fair value of Newmar Acquired Companies’ property, plant, and equipment was determined using either a direct cost approach analysis for the real property, or an indirect depreciated replacement cost method for the personal property, which is also a form of the “cost approach,” using currently available information, such as Newmar Acquired Companies’ balance sheet, fixed asset registers, or other physical characteristics information of the assets. This method applies asset class specific inflationary / deflationary factors to the original capitalized cost of the personal property assets or construction cost data for the real property assets being valued. The inflationary / deflationary factors and construction cost data used were derived from published sources. The estimated cost was then adjusted for physical depreciation calculated on a straight-line basis, considering the economic useful life and physical age of the assets being valued, for all asset classes.

The estimated useful lives used to calculate the physical depreciation reflect the weighted average remaining utility of each asset group based upon the relationship of preliminary value to replacement cost while considering each asset group’s estimated total economic life. The estimate of fair value and estimated useful lives is preliminary and subject to change once Winnebago has sufficient information as to the specific types, nature, age, condition, and location of Newmar Acquired Companies’ property, plant, and equipment.

E — Goodwill

Goodwill represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets net of liabilities. Goodwill acquired in the Transaction is estimated to be $83.4 million. The estimated goodwill to be recognized is attributable primarily to expected synergies, expanded market opportunities, and other benefits that Winnebago believes will result from combining its operations with the operations of Newmar Acquired Companies.

F — Other intangible assets, net

Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $175.5 million.

Identified intangible assets expected to be acquired consist of the following (in thousands):

	Estimated Useful Life in Years(1)	Estimated Fair Value
Trade name	Indefinite	$98,000
Dealer network	12.0	64,000
Backlog	0.7	12,500
Non-compete agreements	5.0	1,000
Estimated fair value of identified other intangible assets, net		$175,500

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the Transaction.

Management relied on methods under the income approach — specifically the relief-from-royalty method for trade names and multi-period excess earnings method for backlog. For the dealer network, management utilized a cost to recreate method.

The preliminary estimated fair value allocated to indefinite-lived intangible assets consists primarily of trademarks. The assumption that these intangibles will not be amortized and will have indefinite remaining useful lives is based on many factors and considerations, including brand awareness and the assumption of the continued use of the Newmar brand as part of the marketing strategy of the combined company. These assumptions and adjustments are preliminary. The actual adjustment may differ materially based on the final determination of fair value and is subject to change.

G — Long-term debt, less current maturities (in thousands):

Estimated Amounts as of Acquisition Date
New Winnebago debt
Principal amount of convertible notes	$300,000
Estimated debt discount on convertible notes(1)	(92,752)
Estimated debt issuance costs on convertible notes	(10,000)
Net new Winnebago debt	197,248
Elimination of existing Newmar Acquired Companies debt	(11,690)
Total pro forma adjustments to long-term debt, less current maturities	$185,558

(1)                                 In accordance with the applicable accounting guidance, the convertible notes are expected to be subject to separate accounting for their liability and equity components, with the initial liability component determined by estimating the fair value of a similar liability instrument that does not have an associated equity component conversion feature, with the difference recognized as the equity component (see Note 6J). The equity component and the initial value of the debt discount have been approximated based on estimates, including the expected terms of the convertible notes, conversion premium of 30%, comparable non-convertible interest of 9% and market and other factors. Accordingly, the actual financial statement presentation of the convertible notes, if they are issued, may differ from that presented above.

H — Deferred income taxes

Represents an estimate of net deferred income tax liabilities of $5.1 million related to the issuance of the convertible notes and the call spread overlay.

I — Redeemable common stock

Represents the elimination of $123.7 million of Newmar Acquired Companies redeemable common stock.

J — Stockholders’ equity

Represents the elimination of Newmar Acquired Companies capital and retained earnings, as well as adjustments to reflect the capital structure of the combined company (in thousands):

Estimated Amounts as of Acquisition Date
Issuance of Winnebago common stock at par value as Closing Stock Consideration(1)	$1,000
Common stock	1,000
Issuance of Winnebago common stock in excess of par value as Closing Stock Consideration(2)	92,600
Elimination of historical Newmar Acquired Companies additional paid-in capital	(8)
Estimated equity component of convertible notes, net of deferred tax liabilities of $22,724(3)	70,028
Estimated net cost of convertible notes call spread overlay, net of deferred tax assets of $17,640	(18,360)
Additional paid-in capital	144,260
Elimination of historical Newmar Acquired Companies retained earnings	46,992
Estimate of transaction expenses(4)	(10,869)
Retained earnings	36,123
Total adjustments to stockholders’ equity	$181,383

(1)                                 Represents the issuance of 2,000,000 shares $0.50 par value per share, of common stock. (See Note 4.)

(2)                                 Represents the fair value of Closing Stock Consideration in excess of par value. (See Note 4.)

(3)                                 See Note 6G.

(4)                                 Represents Transactions-related expenses, not yet incurred as of the pro forma balance sheet dated August 31, 2019. Refer to Note 2.

Note 7: Statement of Income Adjustments

The following represents an explanation of the various adjustments to the unaudited pro forma condensed combined statement of income.

A — Newmar Related Entities

Represents the adjustment to include the income and expenses of Newmar Related Entities, net of related entity eliminations, in the unaudited pro forma condensed combined statement of income.

B — Depreciation of property, plant, and equipment

Represents estimated depreciation expense related to the pro forma adjustment to property, plant, and equipment (see Note 6D). Pro forma depreciation has been estimated on a preliminary basis as follows (in thousands):

Year Ended August 31, 2019
Estimated depreciation for acquired property, plant, and equipment	$2,710
Historical Newmar Acquired Companies depreciation expense	(2,723)
Total pro forma adjustment related to depreciation	$(13)
Pro forma depreciation adjustment to cost of goods sold	$252
Pro forma depreciation adjustment to selling, general, and administrative expenses	(265)
Total pro forma adjustment related to depreciation	$(13)

For each 10% increase or decrease in the fair value of buildings and leasehold improvements, the annual depreciation expense would increase or decrease by $0.1 million. If the useful life for buildings and leasehold improvements were to increase or decrease by 1 year, the annual depreciation expense will decrease or increase by $0.1 million.

For 10% increase or decrease in the fair value of machinery and equipment, the annual depreciation expense would increase or decrease by $0.1 million. If the useful life for machinery and equipment increases or decreases by 1 year, the annual depreciation expense will decrease or increase by $0.2 million.

If the fair value of all other assets combined increases or decreases by 10% in value, the annual depreciation expense would increase or decrease by $0.1 million. If the useful life for all other assets combined increases or decreases by 1 year, the annual depreciation expense will decrease or increase by $0.1 million.

C — Transaction costs

Represents the elimination of $0.7 million of non-recurring transaction-related costs directly attributable to the Transaction recorded within selling, general, and administrative expenses.

D — Amortization of intangible assets

Represents estimated amortization expense related to the pro forma adjustment to other intangible assets, net (see Note 6F). Pro forma amortization has been estimated on a preliminary basis as follows (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Amortization Expense Year Ended August 31, 2019
Trade name	$98,000	Indefinite	$—
Dealer network	64,000	12.0	5,333
Backlog	12,500	0.7	12,500
Non-compete agreements	1,000	5.0	200
Total	$175,500		18,033
Less: Backlog which does not have a continuing impact			12,500
Pro forma adjustment to amortization of intangible assets			$5,533

For each $1 million increase or decrease in the fair value of dealer network, the amortization expense would increase or decrease by $0.1 million. If the useful life for dealer network increases or decreases by 1 year, the annual amortization expense will decrease or increase by $0.4 million.

E — Interest expense

The increase in interest expense is comprised of the following (in thousands):

Year Ended August 31, 2019
Cash interest on convertible notes(1)	$5,250
Non-cash interest:
Amortization of debt discount of convertible notes	13,704
Amortization of debt issuance costs	1,818
Removal of interest expense related to Newmar Acquired Companies debt not acquired	(638)
Total interest expense adjustment	$20,134

(1)                                 For purposes of the pro forma financial information, the interest rate for the convertible notes is assumed to be 1.75% per annum for the year ended August 31, 2019. An increase or decrease in the interest rate assumed above of 0.125% would result in an aggregate increase or decrease to cash interest expense of approximately $0.4 million for the year ended August 31, 2019.

The convertible notes will recognize non-cash interest expense, through accretion of the debt discount and issuance costs over the life of the convertible notes.

F — Income taxes

Reflects the income tax effect on pro forma adjustments and on Newmar Acquired Companies’ historical income of $4.7 million based on the estimated blended federal and state statutory rate of 24.5%. Newmar Acquired Companies, as an S-Corporation, was an entity that passed-through its taxable income to its owners and accordingly, recorded no tax expense on its statements of income. Therefore, this adjustment included the estimated tax that Newmar Acquired Companies would have incurred had it not been a pass-through entity. The tax rate does not reflect the expected effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined entity.

G — Earnings per Share

The Pro Forma statements reflect the increase in the weighted average shares in connection with the issuance of 2,000,000 common shares to the Sellers.

The convertible notes are convertible to cash, shares of our common stock or a combination of cash and shares, at our election.

It is management’s intent, upon conversion of the notes, to settle the conversion value in cash up to their principal amount and in shares for any excess over their principal amount. The Company utilizes the treasury stock method to calculate the effects of the notes on diluted earnings per share. However, as the common stock of the Company has not traded above the conversion price of the notes, the application of the treasury stock method for the notes would prove anti-dilutive in calculating diluted earnings per share and should therefore be excluded from its calculation.

Note 8: Reclassifications

Winnebago has completed a preliminary review of the financial statement presentation of Newmar Corporation and Subsidiaries for purposes of the unaudited pro forma condensed combined financial information. During this review, the following financial statement reclassifications were performed in order to align the presentation of Newmar Corporation and Subsidiaries’ financial information with that of Winnebago (in thousands):

Newmar Corporation and Subsidiaries Presentation		Presentation Reclassification		Winnebago Presentation August 31, 2019
Assets					Assets
Current assets					Current assets:
Cash and cash equivalents	$5,753	$4,210	a	$9,963	Cash and cash equivalents
Certificates of deposit	4,210	(4,210)	a	—
Accounts receivable (after allowance for doubtful accounts)	42,166	—		42,166	Receivables, less allowance for doubtful accounts
Inventories, net	70,477	—		70,477	Inventories
Prepaid show fees	661	(661)	b	—
Prepaid insurance and other current assets	2,332	661	b	2,993	Prepaid expenses and other assets
Total current assets	125,599	—		125,599	Total current assets
Property, plant and equipment, net	14,996	—		14,996	Property, plant, and equipment, net
					Other assets:
		—		—	Goodwill
		—		—	Other intangible assets, net
		—		—	Investment in life insurance
		—		—	Other assets
	$140,595	$—		$140,595	Total assets
Liabilities and Shareholders’ Equity					Liabilities and Stockholders’ Equity
Current liabilities					Current liabilities:
Accounts payable	$17,424	$—		$17,424	Accounts payable
Other taxes payable	1,061	—		1,061	Income taxes payable
					Accrued expenses:
Salaries and wages payable	7,148	561	c	7,709	Accrued compensation
Accrued profit sharing	561	(561)	c	—
Accrued warranty claims	15,860	—		15,860	Product warranties
Accrued group insurance	570	—		570	Self-insurance
Accrued dealer incentive bonuses	1,583	(1,583)	d	—
Accrued dealer promotions	1,126	1,583	d	2,709	Promotional
		—		—	Accrued interest
Accrued repurchase obligation	305	(305)	e	—
Lease payable — short term	511	(511)	f	—
Other current liabilities	416	816	e, f	1,232	Other
		—		—	Current maturities of long-term debt
Total current liabilities	46,565	—		46,565	Total current liabilities
					Non-current liabilities:
Line of credit	8,000	3,690	g	11,690	Long-term debt, less current maturities
Shareholder notes payable	3,690	(3,690)	g	—
Lease payable — long term	5,584	(5,584)	h	—
		—		—	Deferred income taxes
		—		—	Unrecognized tax benefits
		—		—	Deferred compensation benefits, net of current portion
		5,584	h	5,584	Other
Total long-term liabilities	17,274	—		17,274	Total non-current liabilities
Redeemable common stock	123,740	—		123,740	Redeemable common stock
Shareholders’ equity					Stockholders’ equity:
Common stock, no par value; voting	—	—		—	Preferred stock, par value $0.01: Authorized-10,000 shares; Issued-none
Common stock, no par value; nonvoting	—	—		—	Common stock, par value $0.50: Authorized-60,000 shares; Issued-51,776 shares
Paid-in capital	8	—		8	Additional paid-in capital
Retained earnings	(46,992)	—		(46,992)	Retained earnings
		—		—	Accumulated other comprehensive loss
		—		—	Treasury stock, at cost: 20,262 shares
Total shareholders’ equity	(46,984)	—		(46,984)	Total stockholders’ equity
Total liabilities and shareholders’ equity	$140,595	$—		$140,595	Total liabilities and stockholders’ equity

Presentation reclassification notes:

(a)                                 Reclassification of $4.2 million of “Certificates of deposit” to “Cash and cash equivalents”

(b)                                 Reclassification of $0.7 million of “Prepaid show fees” to “Prepaid expenses and other assets”

(c)                                  Reclassification of $0.6 million of “Accrued profit sharing” to “Accrued compensation”

(d)                                 Reclassification of $1.6 million of “Accrued dealer incentive bonuses” to “Promotional”

(e)                                  Reclassification of $0.3 million of “Accrued repurchase obligation” to “Other” (current liabilities)

(f)                                   Reclassification of $0.5 million of “Lease payable — short term” to “Other” (current liabilities)

(g)                                  Reclassification of $3.7 million of “Shareholder notes payable” to “Long-term debt, less current maturities”

(h)                                 Reclassification of $5.6 million of “Lease payable — long term” to “Other” (non-current liabilities)

Newmar Corporation and Subsidiaries Presentation		Presentation Reclassification		Winnebago Presentation Year ended August 31, 2019
Sales	$661,110	$—		$661,110	Net revenues
Cost of goods sold	579,774	—		579,774	Cost of goods sold
Gross margin	81,336	—		81,336	Gross profit
Selling, general and administrative expenses	37,708	(740)	a	36,968	Selling, general, and administrative expenses
		—		—	Amortization of intangible assets
	37,708	(740)		36,968	Total operating expenses
Operating income	43,628	740		44,368	Operating income
Interest expense, net	848	—		848	Interest expense
		—		—	Non-operating income
		740		43,520	Income before income taxes
		740	a	740	Provision for income taxes
Net income	$42,780	$—		$42,780	Net income

Presentation reclassification notes:

(a)                                 Reclassification of income tax expense from “Selling, general and administrative expenses” to “Provision for income taxes”